                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                          MIDDLE BAY OIL COMPANY, INC.

                          SERVICE DRILLING CO., L.L.C.

                                       AND

                          DIAMOND-S GAS SYSTEMS, L.L.C.


                                 April 15, 1998

                                TABLE OF CONTENTS

                                                                                                               Page

1.       Definitions..............................................................................................1

2.       Purchase and Sale of Assets

         (a)      Purchase and Sale of Assets.....................................................................5
         (b)      Assumption of Liabilities.......................................................................5
         (c)      Purchase Price..................................................................................5
         (d)      The Closing.....................................................................................5
         (e)      Deliveries at the Closing.......................................................................5
         (f)      Allocation......................................................................................6
         (g)      Interim Operations and Adjustments..............................................................6

3.       Representations and Warranties of the Sellers

         (a)      Organization of the Sellers.................................................................... 7
         (b)      Authorization of Transaction....................................................................7
         (c)      Noncontravention................................................................................7
         (d)      Brokers' Fees...................................................................................7
         (e)      Title to Tangible Personal Property ............................................................8
         (f)      Events Subsequent to September 30, 1997.........................................................8
         (g)      Legal Compliance................................................................................8
         (h)      Tax Matters.....................................................................................8
         (i)      Interests in Real Property......................................................................8
         (j)      Intangible Property.............................................................................9
         (k)      Contracts.......................................................................................9
         (l)      Powers of Attorney..............................................................................9
         (m)      Litigation......................................................................................9
         (n)      Environmental, Health, and Safety Matters.......................................................9
         (o)      Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing
                  Problems.......................................................................................10
         (p)      Suspense Accounts..............................................................................10
         (q)      Disclaimer of Other Representations and Warranties.............................................10

4.       Representations and Warranties of the Buyer

         (a)      Organization of the Buyer......................................................................11
         (b)      Authorization of Transaction...................................................................11
         (c)      Noncontravention...............................................................................11
         (d)      Brokers' Fees..................................................................................12
         (e)      Capitalization and Shares......................................................................12



                                       ii


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                                TABLE OF CONTENTS

                                                                                                               Page

5.       Pre-Closing Covenants

         (a)      General........................................................................................12
         (b)      Notices and Consents...........................................................................12
         (c)      Operation of Business/Actions as Operator......................................................13
         (d)      Full Access....................................................................................14
         (e)      Environmental Assessment.......................................................................14
         (f)      Notice of Developments.........................................................................14
         (g)      Exclusivity....................................................................................15
         (h)      Allocation of Ad Valorem Taxes.................................................................15

6.       Conditions to Obligation to Close

         (a)      Conditions to Obligation of the Buyer..........................................................16
         (b)      Conditions to Obligation of the Sellers........................................................16

7.       Termination

         (a)      Termination of Agreement.......................................................................17
         (b)      Effect of Termination..........................................................................18

8.       Survival and Indemnification

         (a)      Survival of Representations,  Warranties and Covenants.........................................18
         (b)      Indemnification Provisions for Benefit of the Buyer............................................18
         (c)      Indemnification Provisions for Benefit of the Sellers..........................................19
         (d)      Buyer's Environmental Indemnification..........................................................19
         (e)      Matters Involving Third Parties................................................................20
         (f)      Determination of Adverse Consequences..........................................................20
         (g)      Exclusive Remedy...............................................................................20

9.       Securities Laws

         (a)      Filings with Securities and Exchange Commission................................................21
         (b)      Exemption from Registration Under Securities Laws..............................................21
         (c)      Transfer Restrictions..........................................................................21
         (d)      Piggyback Registration Rights..................................................................22

10.      Miscellaneous

         (a)      Press Releases and Public Announcements........................................................22
         (b)      No Third-Party Beneficiaries...................................................................23
         (c)      Entire Agreement...............................................................................23
         (d)      Succession and Assignment......................................................................23
         (e)      Counterparts...................................................................................23
         (f)      Headings.......................................................................................23



                                       iii


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                                TABLE OF CONTENTS

                                                                                                               Page

         (g)      Notices........................................................................................23
         (h)      Governing Law..................................................................................24
         (i)      Amendments and Waivers.........................................................................25
         (j)      Severability...................................................................................25
         (k)      Expenses.......................................................................................25
         (l)      Construction...................................................................................25
         (m)      Incorporation of Exhibits and Schedules........................................................25
         (n)      Tax Matters....................................................................................26
         (o)      Bulk Transfer Laws.............................................................................26
         (p)      Risk of Loss...................................................................................26
         (q)      Post Closing Covenants Relating to Certain Drilling............................................26


Exhibit A--Form of Real Property Conveyances
Exhibit B--Form of Bill of Sale and Assignment

Schedules:
3(c)     Required Consents
3(h)     Income Tax Matters
3(i)     Description of Property Interests Conveyed
3(j)     Intangible Property
3(k)     Contracts Assumed
3(m)     Litigation
3(o)     Gas Balancing
3(p)     Suspense Accounts

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered into this 15th day of April, 1998, by and among Middle Bay Oil Company, Inc. an Alabama corporation (the "Buyer"), Service Drilling Co., L.L.C., a limited liability company ("Service Drilling"), Diamond-S Gas Systems, L.L.C. ("Diamond-S") (with Service Drilling and Diamond-S collectively referred to herein as the "Sellers"), and, for the limited purposes set forth herein, SerDrilco, Inc., Inc. ("Parent"). The Buyer, the Sellers and Parent are referred to collectively herein as the "Parties."

                                    RECITALS

         A. Sellers collectively own certain proved producing oil and gas properties, gas gathering and compression systems, and related property and equipment. SerDrilco is the majority owner of both Sellers.

         B. Buyer desires to purchase substantially all of the assets (and assume certain of the liabilities) of the Sellers, in return for the cash purchase price set forth herein.

            Now, therefore, in consideration of the premises and the mutual promises, representations, warranties, and covenants herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

                                    SECTION 1
                                   DEFINITIONS

         As used herein the following terms shall have the meanings ascribed to them below.

         "Acquired Assets" means all of the right, title, and interest that the Sellers possess and have the right to transfer in and to all of their assets (other than the assets specifically excluded as Excluded Assets below) including all of Sellers': (a) real property, leaseholds and subleaseholds therein, improvements and fixtures thereon, and easements, rights-of-way, and other rights thereto (such as appurtenant rights in and to public and private rights-of-way), working interests, royalty interests, overriding royalty interests, and similar interests; (b) tangible personal property (including, without limitation, machinery, equipment, compressors, pipe, inventories of materials and supplies, manufactured and purchased parts, goods in process and finished goods, automobiles, trucks, tractors, trailers and tools); (c) intangible property, including tradenames and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder; (d) leases and subleases of personal property and rights thereunder;
(e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) transferrable franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies (provided, that Sellers shall not be obligated to convey any such franchise, permit, etc., that is not freely assignable by its terms); and (g) plats, drilling logs, production and run reports, seismic data, drawings, specifications and studies and other printed or written materials that Sellers are not otherwise prohibited from transferring or disclosing.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Allocable Portion" means, with respect to a Seller, that fraction equal to the portion of the Cash Purchase Price paid and Shares issued and delivered to that Seller, over the total Cash Purchase Price paid and total Shares issued and delivered to both Sellers.

         "Assumed Liabilities" means (a) all liabilities and obligations of the Sellers arising subsequent to the Effective Date under the agreements, contracts, leases, licenses, and other instruments referred to in the definition of Acquired Assets, including, but not limited to, the satisfaction of any gas imbalances existing under and gas purchase, sale or transportation agreements which are specifically disclosed herein, as well as for the proper payment and disposition of all amounts held by either Seller in a suspense or similar account which is acquired by Buyer at Closing; (b) all liabilities and obligations of or relating to the Acquired Assets with respect to environmental matters occurring after Closing, including without limitation those arising under Environmental, Health, and Safety Requirements; and (c) all other liabilities and obligations of the Sellers set forth in the appropriate Schedule hereto.

         "Buyer" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Sellers that is not already generally available to the public.

         "Effective Date" means 7:00 a.m., Tulsa, Oklahoma, time, on March 1, 1998.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, as such requirements are enacted and in effect on or prior to the Closing Date.

         "Excluded Asset" shall mean (i) the operational charter, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, transfer books, and other documents relating to the organization, maintenance, and existence of either Seller as a limited liability company; (ii) cash, including cash in bank accounts or rights thereto;
(iii) the retained interest of Seller in present or future production, from wells now or hereafter drilled, from depths below those specifically indicated on the leases described on Schedule 3(i); (iv) any information in the possession of a Seller regarding any of the Acquired Assets (such as some seismic data) that such Seller may be contractually prohibited (i.e., under terms of an applicable operating agreement) from conveying; (v) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of taxes) relating to Sellers' interests in the Acquired Assets prior to the Effective Date; and, (vi) any of the rights of the Sellers under this Agreement.

         "Hazardous Materials" means "hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ["CERCLA"]), "hazardous waste" (as defined by the Resource Conservation and Recovery Act, as amended ["RCRA"]), pesticides, petroleum, refined crude oil or any fraction thereof, radioactive material, and any pollutant, oil, contaminant, hazardous, extremely hazardous, dangerous or toxic chemical, material, waste or any other substance within the meaning of any environmental law or which could pose a hazard to the environment or the health and safety of any person.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Interim Operations" has the meaning set forth in Section 2(g) below.

         "Knowledge" means actual knowledge without independent investigation.

         "Member" means any Person who or which holds any Seller's Interest.

         "Net Interim Cash Flow" has the meaning set forth in Section 2(g) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parent" means SerDrilco, Inc., an Oklahoma corporation, which owns 99% of the Seller's Interests in each of the Sellers.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than: (a) mechanic's, materialmen's, and similar liens; (b) liens for taxes not yet due and payable or for taxes that the Seller is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Sellers" has the meaning set forth in the preface above.

         "Seller's Interest" means any limited liability company interest of a Seller.

         "Site Assessment" and "Site Reviewers" have the meanings set forth in
Section 5(e) below.

         "Statement of Net Interim Cash Flow" has the meaning set forth in
Section 2(g) below.

                                    SECTION 2
                           PURCHASE AND SALE OF ASSETS

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets as of the Effective Date, for the consideration specified below in this Section 2.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities as of the Effective Date; specifically, the Buyer hereby agrees to promptly pay, discharge and perform when due all of Sellers' obligations arising under the Assumed Liabilities. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Sellers not included within the definition of Assumed Liabilities or not disclosed on an appropriate Schedule hereto.

         (c) Purchase Price. The Buyer agrees to pay and deliver to the Sellers at the Closing (i) the aggregate amount of Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000) (the "Cash Purchase Price") by delivery of cash in the amount of the Cash Purchase Price, by wire transfer or delivery of other immediately available federal funds; and (ii) Six Hundred Sixty-Six Thousand (666,000) shares of Middle Bay Oil Company, Inc., Common Stock, $.02 par value per share (the "Shares") (with the Cash Purchase Price and the Shares collectively referred to as the "Purchase Price"). Of the total Purchase Price, $6,213,500.00 and 666,000 Shares shall be payable to Service Drilling in exchange for the Acquired Assets conveyed by it, and $286,500.00 and 0 Shares shall be payable to Diamond-S in exchange for the Acquired Assets conveyed by it.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Johnson, Allen, Jones & Dornblaser in Tulsa, Oklahoma, commencing at 9:00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no later than April 16, 1998.

         (e) Deliveries at the Closing. At the Closing, each Seller will deliver to the Buyer: (i) the certificate referred to in Section 6(a) below; (ii) title to all interests in real property, mineral interests, working interests, royalty interests, overriding royalty interests, net profits interests, leasehold interests and similar interests, pursuant to deeds or other documents of conveyance, in the form of EXHIBIT A, with special warranty of title by, through and under Seller, but not otherwise, sufficient to transfer title thereto to Buyer; (iii) title to all personal property, intangible property and all of Sellers' interests in contracts, leases, documents and other instruments included in the Acquired Assets pursuant to the form of Bill of Sale and Assignment attached hereto as

EXHIBIT B; and (iv) such other instruments of sale, transfer and conveyance as Buyer and its counsel may reasonably request. At the Closing, the Buyer will deliver to each Seller: (i) the certificate referred to in Section 6(b) below;
(ii) such other instruments of assumption as the Sellers and their counsel reasonably may request; (iii) the Cash Purchase Price specified in Section 2(c) above; and certificates representing the Shares as specified in Section 2(c) above.

         (f) This Section is intentionally omitted

         (g) Interim Operations and Adjustments. Operations of the Acquired Assets from 7:00 a.m. on the Effective Date until Closing, and all income, profits, revenues, losses, expenses and costs relating thereto (other than any costs, expenses or liabilities, the incurrence or existence of which would be a breach or violation of any agreement, representation or warranty of either Seller herein) (the "Interim Operations") shall be for the account of Buyer. The excess of all payments received by a Seller arising from Interim Operations, less all payments made by either Seller arising from Interim Operations ("Net Interim Cash Flow") shall be for the benefit of Buyer, and shall be delivered to Buyer by Sellers in accordance with the following terms. Sellers shall determine Net Interim Cash Flow and provide a statement thereof ("Statement of Net Interim Cash Flow"), together with supporting documentation related thereto, to Buyer within ninety (90) days of the Closing. Buyer shall have a period of fifteen
(15) days after delivery of the Statement of Net Interim Cash Flow to object to any item thereon, providing written details of the basis therefor. In the event Buyer and Sellers are unable to mutually resolve any disagreement within thirty days after the original delivery of the Statement of Net Interim Cash Flow, the accounting firm of KPMG Peat Marwick shall thereafter review the Statement of Net Interim Cash Flow and supporting documentation therefor, and make any revisions it deems appropriate. The determination of KPMG Peat Marwick shall be final. In the event the Interim Cash Flow is a positive amount, the Sellers shall cause such amount to be immediately thereafter delivered to Buyer. In the event the Interim Cash Flow is negative, Buyer shall immediately reimburse each Seller their Allocable Portion thereof.

                                    SECTION 3
            REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND PARENT

         Each Seller (severally and not jointly, for itself and solely with respect to the Acquired Assets owned by it) and Parent represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in an appropriate disclosure schedule attached hereto. All disclosures made under a Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 or any other section, and any item disclosed by a Seller under one Schedule, paragraph or section shall be deemed disclosed under all other applicable Schedules, paragraphs or sections.

         (a) Organization of the Sellers. Each of Service Drilling and Diamond-S is a limited liability company duly organized and validly existing under the laws of the State of Oklahoma. Each of Service Drilling and Diamond-S is duly qualified to do business as a foreign limited liability company in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its business, financial condition or results of operations.

         (b) Authorization of Transaction. Each of the Sellers and Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the appropriate managing officers of each Seller and the Members thereof have duly authorized the execution, delivery, and performance of this Agreement by each Seller. This Agreement constitutes the valid and legally binding obligation of each Seller and Parent, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. To the Knowledge of each Seller and Parent, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either of the Sellers is subject or any provision of the operating agreement of the Sellers or (ii) except as set forth on Schedule 3(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Sellers is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition or operation of such Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 3(c), to the Knowledge of each Seller and Parent, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. Other than obligations owed to Rauscher, Pierce, Refsnes, Inc. (which obligations shall remain solely an obligation of the Sellers and Parent) neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Tangible Personal Property. Each Seller has good title to, or a valid leasehold interest in, the tangible personal property which comprise a portion of the Acquired Assets.

         (f) Events Subsequent to September 30, 1997. Since September 30, 1997, there has not been any material adverse change in the condition or operations of the Acquired Assets owned by either Seller. Without limiting the generality of the foregoing, since September 30, 1997, neither of the Sellers has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

         (g) Legal Compliance. To the Knowledge of each of Sellers and Parent, each of the Sellers has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the business, financial condition or operations of such Seller.

         (h) Tax Matters. To the Knowledge of the Sellers and Parent:

                  (i) Each of the Sellers has filed, or has had filed on its behalf, all Income Tax Returns that it was required to file, and has paid, or has had paid on its behalf, all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the business, financial condition or operations of the Seller.

                  (ii) Neither Seller has waived, or has had waived on its behalf, any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  (iii) Neither Seller is a party to any Income Tax allocation or sharing agreement, or tax partnership agreement except as described on Schedule 3(h).

         (i) Interests in Real Property.

                   Schedule 3(i) lists all real property (including mineral interests) owned, leased or subleased by either of the Sellers, and further contains a description (by percentage) of all working interests, royalty interests, overriding royalty interests and similar interests related to such interests in real property. Each Seller has provided Buyer access to correct and complete copies of the leases and subleases (as amended to date) listed in Schedule 3(i). With respect to all Persons who may claim by, through or under either Seller, but not otherwise, such Seller has (and as of the Closing will have) defensible title to the undivided interests set out in Schedule 3(i), entitling such Seller to receive undivided interests in the revenues generated by such properties, and obligating such Seller to pay a proportionate share of the costs and expenses attributable to such properties which is not greater than the undivided interests as set forth on Schedule 3(i). Further, to the

         Knowledge of each Seller and Parent, no operating or similar agreement provides any other party thereto a right of first refusal to acquire Seller's interest in any such property in the event of any conveyance or attempted conveyance by Seller.

         (j) Intangible Property. Schedule 3(j) identifies each tradename and other items of identifiable intangible personal property owned or utilized by Sellers in the conduct of their business.

         (k) Contracts. Schedule 3(k) lists all written contracts and other written agreements to which each Seller is a party and the performance of which will involve consideration in excess of $25,000 during its term. Each Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Schedule 3(k).

         (l) Powers of Attorney. To the Knowledge of each Seller and Parent, there are no outstanding powers of attorney executed on behalf of either Seller.

         (m) Litigation. Schedule 3(m) sets forth each instance in which either of the Sellers (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the business, financial condition or operations of such Seller.

         (n)      Environmental, Health, and Safety Matters.

                  (i) To the Knowledge of the Sellers and Parent, each Seller is in compliance, in all material respects, with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the business, financial condition or operations of the Sellers.

                  (ii) To the Knowledge of the Sellers and Parent, the Sellers have not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Sellers or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the business, financial condition or operations of the Sellers.

                  (iii) This Section 3(n) contains the sole and exclusive representations and warranties of the Sellers and Parent with respect to any environmental, health, or safety matters, including without limitation any liability arising under any Environmental, Health, and Safety Requirements.

         (o) Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems. Except as disclosed on Schedule 3(o), there is no take or pay obligation under any gas purchase agreement comprising a portion of the Acquired Assets which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreements (such that with respect to the ownership and operation of the Acquired Assets, any such obligation in favor of any seller under any gas purchase agreement pursuant to which either Seller is a "buyer" is matched by a corresponding obligation on the part of "purchasers" under corresponding gas sales agreements pursuant to which such Seller is the "seller"). Additionally, the ownership and operation of the Acquired Assets have not resulted in any prepayments having been received by a Seller in exchange for an obligation to make any future deliveries of gas or hydrocarbons (unless the portion of any such prepayment attributable to gas or hydrocarbons to be delivered from and after the Effective Date is delivered to Buyer). None of the Acquired Assets is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in the Buyer being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above-market or above contract purchases of gas from a Seller, or (ii) pay prices higher than provided in applicable gas purchase agreements to or on behalf of third parties in exchange or to otherwise compensate for prior uncompensated or below market or below contract deliveries of sales of gas to a Seller. Further, the ownership and operation of the Acquired Assets have not resulted in the existence of minimum purchase obligations under any gas purchase agreement (relating to volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase contract) which are not matched by applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume "shrinkage" occurring the transportation process).

         (p) Suspense Accounts. Schedule 3(p) contains a list of the amounts and description of all existing suspense payments held by either Seller with respect to the ordinary conduct of Sellers' business relating to the agreements constituting a part of the Acquired Assets. Neither Seller is in breach of or in default under any obligation to pay over any such amount held in suspense.

         (q) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, each Seller and Parent makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, with respect to all personal property, fixtures and equipment included in the Acquired Assets, the Buyer is purchasing such items of the Acquired Assets on an "as-is, where-is" basis, and Sellers and Parent EXPRESSLY DISCLAIMS AND

NEGATES ANY IMPLIED WARRANTY OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. All conveyances of interests in real property to be made by Sellers hereunder will be with a special warranty of title by, through and under the respective Seller, but not otherwise. Without limiting the generality of the foregoing, neither the Sellers nor Parent make any representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                                    SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Sellers and Parent that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

         (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama. The Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on its business, financial condition or results of operations.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Except as set forth in Section 5(b), the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         (e) Capitalization and Shares. The authorized capital stock of the Buyer consists of 10,000,000 shares of Common Stock, par value $.02 per share, 5,000,000 shares of Preferred Stock, $.02 par value, which may be issued in series. As of the date of this Agreement, there were 7,830,766 shares of Common Stock issued and outstanding, and 266,667 shares of Preferred Stock issued and outstanding, designated as Convertible Preferred Stock Series B. When issued, the Shares shall be validly issued, fully paid and nonassessable and free of any preemptive rights or other rights of repurchase. Except as described in its latest annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K (copies of which have been delivered to Parent): (i) no shares of capital stock or other equity securities of the Buyer are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Buyer is a party relating to the issued or unissued capital stock or other equity interests of the Buyer, requiring the Buyer to grant, issue or sell any shares of the capital stock or other equity interests of the Buyer by sale, lease, license or otherwise; (ii) the Buyer has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Buyer; (iii) the Buyer does not directly or indirectly own, nor has it agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity; and (iv) there are no voting trusts, proxies or other agreements or understandings to which the Buyer is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Buyer.

                                    SECTION 5
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. The Sellers will give any notices to third parties, and each Seller will use its reasonable best efforts to obtain any third party consents that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) Operation of Business/Actions as Operator. Between the date hereof and the Closing, the Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Specifically, and not in limitation of the above, each Seller will:

                  (i) maintain and preserve the personal property included among the Acquired Assets in customary repair, order and condition, reasonable wear and tear excepted, and use reasonable business efforts to maintain and preserve its contractual rights and business relationships with respect to the ownership and operation of the Acquired Assets and preserve the effectiveness of all material rights, agreements and interests which constitute any portion of the Acquired Assets;

                  (ii) operate or cause to be operated the properties included in the Acquired Assets in accordance with the terms of applicable operating or other agreements and in accordance with Seller's historical field operating practices;

                  (iii) with respect to any oil and gas property for which a Seller serves as "operator" pursuant to a joint operating agreement containing a provision requiring the operator to cease acting as such upon the operator's transfer of its interest in a property, such Seller shall, if requested by Buyer, use its reasonable best efforts to cause the Buyer to be elected as successor operator by the other parties to such operating agreement, but the failure of Buyer to be so elected shall not give Buyer a claim for any breach by such Seller hereunder, nor shall such failure give Buyer a right to cause such property to be omitted from the Acquired Assets to be acquired, or cause a reduction in the Purchase Price; and

                  (iv) exercise due diligence in safeguarding and maintaining secure and confidential geological and geophysical maps, and confidential reports and data and all other confidential information in its possession.

Without limiting the foregoing, from and after the date hereof and prior to the Closing, without the prior written consent of Buyer, neither Seller will incur any expenditure with respect to any property which is a part of the Acquired Assets with respect to additional drilling, completion or rework (or consent to an authorization for expenditure related thereto), if such expense is anticipated to exceed $25,000. Notwithstanding anything in this Section 5(c) to the contrary, each Seller shall take all such actions as may be required of it to fulfill its contractual or fiduciary obligations with respect to any property comprising a portion of the Acquired Assets with respect to which such Seller acts as operator, in accordance with the terms of any operating or similar agreement or in accordance with the obligations which may be imposed on such Seller by applicable statutory or common law.

         (d) Full Access. Each Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, contracts, and documents of or pertaining to each of the Sellers. The Buyer will treat and hold as such any Confidential Information it receives from any of the Parent or Sellers in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Parent or the Sellers all tangible embodiments (and all copies) of the Confidential Information which are in Buyer's possession. Buyer specifically acknowledges that Sellers have made available to Buyer the reserve reports prepared internally by them with respect to the oil and gas properties owned by Sellers, and that such reserve reports have not been verified by an independent party, and were prepared for the internal use of Sellers only, and the information contained therein is not guaranteed to be accurate. Buyer is free to use any means at its disposal, and Sellers will cooperate with Buyer, in the event Buyer determines, at its own cost and expense, to prepare or have prepared its own reserve report.

         (e) Environmental Assessment. Buyer (by its officers, employees and agents) at any time and from time-to-time prior to the Closing, may contract for the services of persons (the "Site Reviewers") to perform environmental site assessments ("Site Assessments") on any property to be conveyed as a part of the Acquired Assets for the purpose of determining whether there exists on such property any environmental condition which could result in any liability, cost or expense to the Sellers or Buyer arising under any Environmental Health and Safety Requirement relating to Hazardous Materials. The Site Assessment may be performed at any time or times, upon reasonable notice, and under reasonable conditions established by the applicable Seller which do not impede the performance of the Site Assessment. Site Reviewers are further authorized to perform both above and below the ground testing for environmental damage or the presence of Hazardous Materials on such property and such other tests thereon as may be necessary to conduct the Site Assessment in the reasonable opinion of the Site Reviewers. Sellers will supply to the Site Reviewers such historical and operational information regarding the property as may be reasonably requested by the Site Reviewers to facilitate the Site Assessment and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. Buyer shall make the results of such Site Assessment fully available to Sellers. Sellers may elect to participate under reasonable procedures in the direction of such Site Assessment and the description of tasks of the Site Reviewers. The cost of performing such Site Assessment shall be paid by Buyer.

         (f) Notice of Developments.

                  (i) Each of the Sellers and Parent, as applicable, shall give prompt written notice to the Buyer of any development causing a breach of any of its representations and warranties in Section 3 above. Unless the Buyer has the right to terminate this Agreement pursuant to Section 7(a)(ii) below by reason of the development and exercises that right within the period of 10 business days referred to in Section 7(a)(ii) below, the written notice pursuant to this Section 5(f)(i) will be deemed to have amended the appropriate Schedule related to such representation or warranty, to have qualified the representations and warranties contained in Section 3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

                  (ii) The Buyer will give prompt written notice to the Sellers of any material adverse development causing a breach of any of its own representations and warranties in Section 4 above. No disclosure by Buyer pursuant to this Section 5(f)(ii), however, shall be deemed to amend or supplement the respective representation or warranty or to prevent or cure any misrepresentation or breach of warranty.

         (g) Exclusivity. Neither Parent nor the Sellers will solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Seller's Interests or assets of any of the Sellers (including any acquisition structured as a merger, consolidation, or exchange); provided, however, that the Sellers, and their officers and Members will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

         (h) Allocation of Ad Valorem Taxes. Within 90 days of Closing Buyer and Sellers shall agree on a proration of ad valorem taxes with respect to properties subject to such taxes, based on the number of days in 1998 before and after the Effective Date. Sellers shall be liable for ad valorem taxes prorated for the number of days up to the Effective Date, and the applicable Seller shall be entitled to refunds of such ad valorem taxes attributable to such period. Buyer shall be liable for ad valorem taxes prorated for the period on or subsequent to the Effective Date, and will be entitled to any refunds of such taxes attributable to such period. In the event that as of the Closing ad valorem taxes for 1998 have not yet been assessed, Buyer and Sellers shall estimate the amount of ad valorem taxes due in 1998 based upon the assessed value of such property in 1997, and Sellers shall, at Closing, either pay to Buyer the estimated portion of such ad valorem tax due up to the Effective Date, or the parties shall make an appropriate adjustment to the Purchase Price paid to the applicable Seller in the amount of the estimated portion of ad valorem tax due up to the Effective Date. Thereafter, Buyer shall be responsible for the timely payment of all ad valorem taxes.

                                    ARTICLE 6
                        CONDITIONS TO OBLIGATION TO CLOSE

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) each Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any legal action, injunction, judgment, order, decree, ruling, or charge in effect seeking to or preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all material respects; and

                  (v) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any legal action, injunction, judgment, order, decree, ruling, or charge in effect seeking to or preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all material respects and, further, which shall acknowledge that Buyer has been provided full access to the Acquired Assets of Sellers and has further been provided all information with respect thereto and which is in the possession of Sellers which Buyer has requested; and

                  (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

                                    SECTION 7
                                   TERMINATION

         (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event (A) either Seller has within the then previous 10 business days given the Buyer any notice pursuant to Section 5(f)(i) above and (B) the development that is the subject of the notice has had a material adverse effect upon the business, financial condition or operations of such Seller. The failure of the Buyer to provide written notice within such 10-day period shall be deemed a waiver by the Buyer of its right to terminate pursuant to this Section 7(a)(ii) and shall result in the amendment described in Section 5(f)(i);

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event Buyer discovers [other than by operation of Section 5(f)(i) above] that either Seller or Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers or Parent of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 15, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) either Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 15, 1998, by reason of the failure of any condition precedent under
         Section 6(b) hereof (unless the failure results primarily from either Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If Buyer terminates this Agreement other than in accordance with Section 7(a)(i), (ii) or (iii) above or otherwise refuses to Close, or if either Seller terminates this Agreement in accordance with Section 7(a)(iv), then Buyer shall be in default, and each Seller shall be entitled to institute an action to specifically enforce the Buyer's performance hereunder, and Buyer agrees to waive the defense that each Seller has an adequate remedy at law, and to interpose no opposition, legal or otherwise, as to the propriety of seeking specific performance as a remedy. If either Seller terminates this Agreement other than in accordance with Section 7(a)(i) or (iv), or if Buyer terminates this Agreement with by reason of a Seller's breach in accordance with Section 7(a)(iii), then such Seller shall be in default, and Buyer shall be entitled to institute an action to specifically enforce such Seller's performance hereunder, and such Seller agrees to waive the defense that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of seeking specific performance as a remedy.

                                    SECTION 8
                          SURVIVAL AND INDEMNIFICATION

         (a) Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of the Sellers and Parent contained in
Section 3 above and Section 9 below shall survive the Closing hereunder (unless the Buyer knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter. All of the representations, warranties and covenants of the Buyer contained in Section 4 above and Section 9 below shall survive the Closing (unless the damaged Seller knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter.

         (b) Indemnification Provisions for Benefit of the Buyer. In the event a Seller or Parent breaches any of its representations, warranties or covenants contained herein, and provided that the Buyer makes a written claim for indemnification against such Seller within the survival period set forth above, then such Seller or Parent, as applicable, agrees to indemnify the Buyer from and against its Allocable Portion of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however, that such Seller or Parent shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty or covenant of such Seller or Parent contained in
Section 3 above or Section 9 below: (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point the Seller or Parent in breach will be obligated only to indemnify the Buyer from and against further such Adverse Consequences up to the ceiling next specified) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds a $3,000,000 aggregate ceiling (after which point the Sellers or Parent will have no obligation to indemnify the Buyer from and against further such Adverse Consequences). In satisfying any indemnification claims of the Buyer within the limitations set forth above, the Sellers and Parent, in the aggregate, shall not be required to pay in excess of $250,000 in cash to satisfy any claim, with the excess, if any, of any indemnification claims (up to the maximum aggregate ceiling of $3,000,000) being satisfied by Sellers' return to the Buyer of such number of the Shares (not to exceed 666,000 Shares) that, when multiplied by the average of the closing bid and ask price of the Buyer's Common Stock on the date on which the claim is made in writing to the applicable Seller, would satisfy such claim for indemnification.

         (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties or covenants contained herein, provided that either of the Sellers or Parent makes a written claim for indemnification against the Buyer within the survival period specified above, then the Buyer agrees to indemnify each of the Sellers and Parent from and against the entirety of any Adverse Consequences either Seller or Parent shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences a Seller or Parent shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however, that the Buyer shall not have any obligation to indemnify the Sellers or Parent from and against any Adverse Consequences caused by the breach of any representation or warranty or covenant of the Buyer contained in Section 4 above: (A) until the Sellers or Parent have suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point the Buyer will be obligated only to indemnify the Sellers and/or Parent from and against further such Adverse Consequences up to the ceiling next specified) or thereafter (B) to the extent the Adverse Consequences the Sellers and/or Parent have suffered by reason of all such breaches exceeds a $3,000,000 aggregate ceiling (after which point the Buyer will have no obligation to indemnify the Sellers or Parent from and against further such Adverse Consequences).

         (d) Buyer's Environmental Indemnification. In addition to the above general indemnification, Buyer shall defend, indemnify and hold harmless Sellers from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs and expenses (including, without limitation, reasonable attorney's fees and remedial and removal costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against, either Seller by any Person (including any governmental agency) for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emissions, discharging or release from any property comprising a part of the Acquired Assets, after the date of Closing, of any Hazardous Materials or any violation of Environmental, Health and Safety Requirements that arise out of or result from the environmental condition on any portion of the Acquired Assets or the applicability of any governmental requirement relating to Hazardous Materials or Environmental, Health and Safety Requirements "superfund" law, laws, statute, law, ordinance, code, rule, regulation, or order or decree.

         (e) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                  (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

         (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the applicable federal rate as the discount rate) in determining Adverse Consequences for purposes of this Section
8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

         (g) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer and the Sellers with respect to the transactions contemplated by this Agreement.

                                    SECTION 9
                                 SECURITIES LAWS

         In addition to the representations and warranties made in Sections 3 and 4, Sellers and the Buyer hereby further represent, warrant and covenant with and to each other as follows.

         (a) Filings with Securities and Exchange Commission. On the date of this Agreement and at Closing, all of Buyer's common stock, including the Shares, shall be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Buyer shall have timely filed all reports required to be filed by it prior to the date hereof with the Securities and Exchange Commission ("SEC") under the 1934 Act. As of their respective dates, or if amended as of the date of the last such amendment, such filings complied, and all documents required to be filed by the Buyer with the SEC after the date hereof will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder and no document or report (including, without limitation, the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with respect to any interim financial statements) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. Prior to Closing the Buyer shall have provided or given access to the Sellers and Parent all such reports and other information reasonably requested by the Sellers or Parent regarding the Buyer to enable the Sellers to make an informed decision regarding the value of the Shares.

         (b) Exemption from Registration Under Securities Laws. The Buyer and the Sellers shall use their reasonable best efforts to assure that the issuance of the Shares qualify for an exemption from the registration requirements of the 1933 Act, as well as the securities laws of such states as would apply to the issuance and delivery of the Shares.

         (c) Transfer Restrictions. Each Seller agrees that the Shares to be transferred at Closing shall be restricted as to transfer for a period of 12 months from the Closing. The Shares may not be publicly reoffered or sold by the Sellers except in compliance with Rule 144 under the 1933 Act or in a transaction otherwise exempt from or in compliance with the requirements of the registration provisions of the 1933 Act and applicable state securities laws. Each certificate representing the Shares shall bear an appropriate legend regarding such transfer restrictions, and such transfer restrictions shall be appropriately noted on the stock transfer records of the Buyer. The Buyer represents and warrants that so long as any of the Shares are held by either Seller or Parent, Buyer shall continue to timely file all periodic reports required under the 1934 Act, and otherwise take all steps as may be necessary to otherwise make available to the Sellers the resale provisions afforded by Rule 144.

         (d)  Piggyback Registration Rights.

                  (i) If the Buyer shall at any time or times determine to register under the 1933 Act any shares of the Buyer's Common Stock (other than registration of Common Stock under stock option plans, stock ownership plans, or other employee benefit plans of the Buyer or its subsidiaries) pursuant to an offering whereby the Buyer will receive cash for the sale of such Common Stock, it will notify each Seller in each case of such determination at least thirty (30) days prior to filing the registration statement and, upon the receipt of written request by such Sellers representing at least forty percent (40%) of the Shares given within fifteen (15) days after receipt of such notification, the Buyer will use its best efforts to cause any of the Shares, as specified in such request, to be registered under the 1933 Act pursuant to such registration statement, to the extent and under the condition that such registration is permissible under the 1933 Act and the rules and regulations thereunder, provided, however, that if the managing underwriter selected by the Buyer advises it in writing that, in such underwriter's opinion, the inclusion of the Shares requested to be included in such registration would materially adversely affect the distribution of all such common stock, then the Sellers shall not be permitted to register their Shares as specified in such request (provided, that if other shareholders of the Buyer with similar demand or piggyback registration rights have also made a request to have their shares registered, such other sellers shall have the shares submitted for registration similarly reduced, on a pro rata basis), but if such advice is not given at any time thereafter, both the Buyer and the Sellers may sell Buyer's Common Stock in the proposed distribution, with each party being entitled to sell a proportion of the number of shares to be sold by the Sellers and the Buyer in its proposed distribution corresponding to the ratio that the number of shares proposed to be sold by such party bears to the aggregate number of shares proposed to be sold by Sellers and the Buyer.

                  (ii) The Buyer shall pay all expenses incurred in connection with any registration pursuant to this Section, except that the Sellers shall pay for (i) any broker or underwriting commissions or discounts relating to the Buyer's Common Stock sold by such shareholders, and
         (ii) fees of counsel to Sellers engaged separately from counsel to the Buyer in connection with such registration.

                                   SECTION 10
                                  MISCELLANEOUS

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers or Parent:

         c/o Sherman E. Smith
         1800 NationsBank Center
         15 W. 6th Street
         Tulsa, OK 74119
         phone: (918) 582-9141
         fax: (918) 582-6157

         Copy to:

         Kenneth E. Dornblaser, Esq.
         Johnson, Allen, Jones & Dornblaser, Inc.
         900 Petroleum Club Building
         Tulsa, OK 74119
         phone: (918) 584-6644
         fax: (918) 584-6645

         If to the Buyer:

         John J. Bassett
         Middle Bay Oil Company, Inc.
         1221 Lamar, Suite 1020
         Houston, TX 77010
         phone:  (713) 759-6808
         fax:  (713) 650-0352

         Copy to:

         H. Grady Thrasher, III, Esq.
         Thrasher, Whitley, Hampton & Morgan
         Suite 2150, Five Concourse Parkway
         Atlanta, Georgia 30328
         phone:  (770) 804-8000
         fax:  (770) 804-5555

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. The failure to send a copy of any notice to a Person indicated above to receive such copy, will not invalidate notice otherwise properly given to a Party.

         (h) Governing Law. The parties hereto agree that this Agreement shall be deemed to have been executed and delivered in the State of Oklahoma, and it shall be governed by, construed and enforced in accordance with the laws of said State. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in the County of Tulsa, Oklahoma, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in Tulsa County, Oklahoma, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a federal or state court sitting in Tulsa County, Oklahoma. Each of the parties hereto hereby irrevocably waives any objection that it may have or hereafter have to the laying of venue of any such action or proceeding arising out of or based on this Agreement in any federal or state court sitting in Tulsa County, Oklahoma, and each hereby further irrevocably waives any claim that any such action or proceeding in any such court has been brought in an inconvenient forum.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. The Sellers may consent to any such amendment at any time prior to the Closing with the prior authorization of its manager and, if required, Members. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Buyer, the Parent and the Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Tax Matters. Any agreement between the Parent and Sellers and any of the Parent's other subsidiaries regarding allocation or payment of taxes or amounts in lieu of taxes shall be deemed terminated at and as of the Closing.

         (o) Bulk Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         (p) Risk of Loss. The risk of loss or destruction of or damage to the Assets from any cause whatsoever at all times prior to the Closing shall be borne by Sellers. Subsequent to the Closing, the risk of loss or destruction of or damage to the Assets from any cause whatsoever shall be borne by Buyer.

         (q) Post Closing Covenants Relating to Certain Drilling. Specifically excluded from the description of the property interests described on Schedule 3(i) which are to be conveyed to Buyer hereunder, are interests with respect to present or future production below a specified depth or horizon from wells now existing or hereafter drilled on any leases in specified units (with such excluded interests also being separately described on Schedule 3(i), and such excluded interests are hereby specifically included within the definition of "Excluded Assets", and herein referred to as the "Arbuckle Wells"). Due to the proximity of the Arbuckle Wells to interests in producing or potentially producing formations that will be transferred to Buyer hereunder, Service Drilling agrees with respect to the Arbuckle Wells as follows:

                  (i) Prior to undertaking the drilling of any new Arbuckle Well, Service Drilling will notify Buyer, in writing, of the location and intended depth of the new Arbuckle Well. If, within thirty (30) days of receipt of such drilling notice, Buyer notifies Service Drilling of Buyer's concern regarding the potential deleterious effect of such Arbuckle Well on existing production owned by Buyer, Service Drilling shall, prior to spudding such well, provide to Buyer such geological information in its possession which forms the basis for Service Drilling's reasonable expectation that the Arbuckle Well will not have an adverse effect on the production then currently owned by Buyer. Upon providing such information to Buyer, Service Drilling will have the right to commence drilling operations in accordance with the original notice. In drilling any Arbuckle Wells, Service Drilling will take reasonable steps to protect the zones and production of Buyer including the setting of intermediate casing and cement through producing zones. In addition, in the event in drilling an Arbuckle Well, Service Drilling causes an injury to a producing formation owned by Buyer causing damage to Buyer, such damage shall be deemed an Adverse Consequence, and Service Drilling will indemnify Buyer for such Adverse Consequence in accordance with the provisions of Section 8(b) above without regard to the $100,000 aggregate deductible contained therein.

                  (ii) In the event that upon reaching the intended depth of an Arbuckle Well, Service Drilling determines the Arbuckle Well is a dry hole and intends to otherwise plug and abandon such well, it shall give Buyer written notice of such intention, and offer Buyer the right to acquire such wellbore after such plugging. Buyer shall have the right within five days from its receipt of such notice to exercise its right to acquire the wellbore, and to thereafter attempt to complete such well at a different formation, provided that Buyer shall pay to Service Drilling an amount equal to the fair value of any recoverable or salvageable equipment and casing which Service Drilling would normally be able to salvage and reuse upon the abandonment and plugging of such well. In the event Buyer and Service Drilling are not able to mutually agree on the fair value of such recoverable equipment, Buyer shall pay to Service Drilling an amount equal to 75% of the original cost of each item of salvageable equipment, upon Service Drilling's submission to Buyer of copies of the original invoices indicating such equipment's cost. Upon payment of such amount to Service Drilling, Service Drilling will convey its rights in the wellbore and associated rights to any production therefrom to Buyer.

                  (iii) In the event that an Arbuckle Well is drilled by Service Drilling, Service Drilling will provide to Buyer the exploration and production logs and test data related thereto, in order to provide assurance to Buyer that the completion zone of such well is not likely to interfere with production owned by Buyer in the vicinity.

                  (iv) During the drilling of the Arbuckle Well, upon reasonable notice being given by Buyer to Service Drilling, and at a time that will not otherwise interfere with Service Drilling's operations thereon, Service Drilling will provide Buyer access to the drilling rig and well-site to enable Buyer to log and test intermediate zones (above the Arbuckle formation); provided, that Buyer shall be responsible for all rig and related costs during the time Buyer has control of the rig and well-site, Buyer shall return control of the rig and well bore in the same condition to Service Drilling, and Buyer shall further indemnify Service Drilling in the event any of Buyer's activities on the well site result in damage (which shall be deemed an Adverse Consequence) in accordance with the provisions of Section 8(c) without regard to the $100,000 aggregate deductible contained therein.

                  (v) Five years following Closing, the retained rights of Service Drilling with respect to the leasehold interests described in this Section 10(q) (and the associated rights to drill additional Arbuckle Wells) will terminate, and such rights shall be assigned to Buyer, provided that nothing in this Section 10(q)(iv) will require Service Drilling to assign or convey to Buyer any interest in producing properties which are the result of successfully completed Arbuckle Wells which have been commenced by Service Drilling prior to the end of such five year period. In the event Service Drilling desires to sell its retained rights described in this Section 10(q) prior to the expiration of such five-year period, Service Drilling will first offer to sell such rights to Buyer. In the event Buyer and Service Drilling are unable to mutually agree on an acceptable selling price, Service Drilling shall be free to sell such retained rights, subject to the five-year termination provision contained herein, at a price not less than the highest price offered by Buyer therefor.

                  (vi) The obligations of Service Drilling under this Section 10(q) shall survive for the five year term set forth above (and such additional time as may be necessary for Service Drilling to convey its interests to Buyer upon the expiration of such five year term as set forth above), notwithstanding any other survival period that may be specified herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                         MIDDLE BAY OIL COMPANY, INC.

                                         By: /s/ John J. Bassett
                                            -----------------------------------

                                             Title: President
                                                   ----------------------------
                                                                          BUYER

                                         SERVICE DRILLING CO., L.L.C.

                                         By: SerDrilco, Inc., Manager

                                                /s/ Sherman E. Smith
                                               --------------------------------
                                               By:  Sherman E. Smith, President

                                         DIAMOND-S GAS SYSTEMS, L.L.C.

                                         By: SerDrilco, Inc., Manager

                                                /s/ Sherman E. Smith
                                               --------------------------------
                                               By:  Sherman E. Smith, President

                                                                        SELLERS

                                          SERDRILCO, INC.

                                               By: /s/ Sherman E. Smith
                                               --------------------------------
                                                    Sherman E. Smith, President

                                                                         PARENT

                                    EXHIBIT A

                         FORM OF REAL ESTATE CONVEYANCE

                            ASSIGNMENT AND CONVEYANCE

         This Assignment and Conveyance is made and entered into this ___ day of _____________, 1998, by and between _________________________ an Oklahoma limited liability company ("Grantor"), and Middle Bay Oil Company, Inc., an Alabama corporation ("Grantee"), with the conveyance made hereby effective as of the 1st day of March, 1998, for all purposes between the Grantor and Grantee.

         Pursuant to the terms of, and in consideration of the mutual promises, covenants and agreements contained in that certain Asset Purchase Agreement by and between Grantor and Grantee dated the _____ day of April, 1998, Grantor does hereby grant, bargain, sell and convey unto Grantee all of its undivided working interest in and to the Oil, Gas and Mineral Lease(s) described on Exhibit "A" attached hereto and made a part hereof.

         The property transferred hereby is conveyed with warranty of title by, through and under Grantor, but not otherwise, and is transferred "as is, where is", and all personal property located thereon which may be deemed conveyed hereby is further conveyed without warranty of merchantability or fitness for a particular purpose.

         Dated this___________ day of April, with an effective date between Grantor and Grantee of

March 1, 1998.

                                          GRANTOR:

                                          By:
                                              ---------------------------------
                                             Title:

STATE OF                   )
        -------------------)ss.

COUNTY OF                  )
         ------------------

         On this____________day of____________________________, 1998, before me, the undersigned Notary Public in and for the County and State aforesaid, personally appeared__________________ _______________, to me known to be the person who subscribed the name of as ___________________________________ as its _____________, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of said limited liability company.


                                             ----------------------------------
                                             Notary Public

My Commission Expires:


----------------------
         [SEAL]

                                             ----------------------------------
                                             Notary Public

My Commission Expires:


----------------------
         [SEAL]

                                    EXHIBIT B

                       FORM OF BILL OF SALE AND ASSIGNMENT

                           BILL OF SALE AND ASSIGNMENT

         THIS BILL OF SALE AND GENERAL ASSIGNMENT, ("Bill of Sale"), dated the _________ day of April, 1998, by and between ______________________ an Oklahoma limited liability company ("Grantor"), and Middle Bay Oil Company, Inc., an Alabama corporation ("Grantee"), with the conveyance made hereby effective as of the 1st day of March, 1998, for all purposes between the Grantor and Grantee.

                                    RECITALS

         A. Pursuant to an Asset Purchase Agreement dated April , 1998 (the "Agreement"), by and among Grantor, an affiliate of Grantor, and Grantee, Grantee is acquiring from Grantor and legal title to, and all of Grantor's right, title and interest in and to, the Acquired Assets as such term is defined in the Agreement.

         B. Grantee desires to acquire from Grantor, and Grantor has agreed to convey and assign and transfer to Grantee, in exchange for Grantor's Allocable Portion of the Purchase Price, all of Grantor's right, title and interest in and to the Acquired Assets owned by Grantor.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in the Agreement and herein, Grantor does hereby transfer, assign and convey unto Grantee, all of Grantor's right, title and interest in and to the following:

                  1. Any tangible personal property and equipment owned by Grantor, including but not limited to the vehicles, rolling stock and compressors described on Exhibit A hereto (collectively, the "Equipment");

                  2. the (i) trade names, trademarks, service marks and logos, along with all goodwill associated therewith more particularly described on Exhibit B; and (ii) customer lists, files, records, data and all other information possessed or maintained by Grantor to the extent related to the Acquired Assets ("Intangible Property"); and,

                  3. the rights, interests, and obligations of Grantor in and under those contracts, leases, licenses, permits, and agreements described on Exhibit C hereto (the "Contracts");

         The Equipment, Intangible Property and Contracts are collectively referred to as the "Assets".

         TO HAVE AND TO HOLD the Assets unto Grantee, its successors and assigns forever; and Grantor does hereby for itself and its successors and assigns, covenant and agree to and with Grantee, its successors and assigns, to warrant and forever defend the conveyance and assignment of the Assets hereby made to Grantee, its successors and assigns, against any and every Person whomsoever lawfully claiming or to claim the same.

         Grantee hereby accepts the Assets conveyed hereby, and covenants and agrees with Grantor to assume and agree to pay, discharge and perform when due all of Grantor's obligations arising or accruing from and after the Closing Date pursuant to the Contracts in accordance with the performance of their ordinary terms.

         Except as specifically set forth in Section 3 of the Agreement (i) GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE ASSETS CONVEYED BY GRANTOR HEREUNDER, (ii) ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE ARE EXPRESSLY EXCLUDED, AND (iii) GRANTOR ACKNOWLEDGES AND AGREES THAT THE ASSETS ARE BEING TRANSFERRED TO GRANTOR IN THEIR "AS IS, WHERE IS" CONDITION WITH ALL OF THEIR FAULTS. GRANTOR HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY OTHER STATEMENT OR REPRESENTATION MADE BY OR ON BEHALF OF GRANTOR.

         This Bill of Sale may be executed in any number of counterparts, which together shall constitute one instrument; provided that this Bill of Sale shall not be effective unless and until executed by all parties hereto. As used herein, all defined terms shall have the meaning attributed to them in the Agreement, unless otherwise specifically defined herein.

         IN WITNESS WHEREOF, Grantor and Grantee have caused this Bill of Sale to be executed effective as of the date first set forth above.

                                     Grantor:


                                     ------------------------------------------

                                     By:
                                        ---------------------------------------
                                     Title:
                                           ------------------------------------

                                     Grantee:

                                     MIDDLE BAY OIL COMPANY, INC.

                                     By:
                                        ---------------------------------------
                                     Title:
                                           ------------------------------------

                                  Schedule 3(c)

                                Required Consents

                                  Schedule 3(h)

                               Income Tax Matters

                                      NONE

                                  Schedule 3(i)

                                  Schedule 3(j)

                               Intangible Property

                                      NONE

                                  Schedule 3(k)

                                Contracts Assumed

                                  Schedule 3(m)

                                   Litigation

                                      NONE

                                  Schedule 3(o)

                                  Gas Balancing

                                  Schedule 3(p)

                                Suspense Accounts